Exhibit 4

Westpac Banking Corporation

2005 Annual General Meeting

Sydney

15 December, 2005

Chief Executives Officer’s Address

David R Morgan,
Chief Executive Officer
Westpac Banking Corporation

Thank you Chairman.  Good afternoon.

I am as always grateful for the opportunity to address you here today, especially at the end of another successful year.

The Chairman having discussed our performance, I thought you might appreciate an outline of the reasons for our recent success.

Achieving performance

As the Chairman pointed out, 2005 was a great year for Westpac in terms of financial performance.  But perhaps the most satisfying aspect of our performance is its consistency over the longer term.

After all, banking is a cyclical business and a single year’s result gives little indication of the resilience or and sustainability of an organisation.

We prefer to be judged against our longer term performance and I am particularly pleased with our track record over the last five years.

On average, we have increased our revenues by over 8% per annum over the last 5 years.  This is at the upper end of the major bank peers and demonstrates the superior growth momentum we have in the company.

On the efficiency front, we have taken over 9 full percentage points from our cost to income ratio over the same period and we have ended 2005 as the most efficient of the major banks.

And our return on equity has averaged over 20% for the last 5 years and has led our peers.

At the same time, we have increased our investment spend over recent years and fully provided for all known risks, thereby enhancing longer term viability.

Our aspirations

Over recent years I’ve outlined a set of aspirations for Westpac. I’d like to take a moment to update you on our progress.

Our first aspiration is to achieve 1st quartile shareholder returns.  As the Chairman outlined, 2005 was another outstanding year for Westpac, building on the success of the previous five years.

Our financial performance has been consistently at the upper end of the major banks, translating into total shareholder returns averaging 15% compound growth over the past five years versus 11% for the All Ordinaries Accumulation Index.  We are well and truly on track financially.

Our second aspiration is to be outright number one in customer service in our industry.  This is an ambitious goal, and although we have not yet reached a sector-leading position, we’ve made great progress.  Our ultimate service goal is 100% success in our Ask Once promise.  I’ll talk more about this in a minute.

Thirdly we aim for best practice employee commitment.  Our leadership position amongst large Australian companies on employee commitment and working relationships speaks for itself in this regard.  In fact since 2000, our employee commitment is up some 21%, reaching 69%. Our employee engagement score is even higher at 75%.

The final aspiration we’ve set ourselves is continued leadership in corporate sustainability.  As the Chairman said, for the fourth year in a row Westpac was rated the number one bank worldwide for sustainability and the number one company in Australia.

So I am pleased to report that we continue to perform well against our key aspirations.

Westpac model

Westpac certainly doesn’t have a monopoly on success and, there is more than one successful recipe out there.

But we believe our business model is unique.  We’ve built it on three key cornerstones:

•                  The first is to have a deep understanding of our customers and their needs.

•                  The second is to provide value-adding solutions for them.

•                  And the third is to build long-term relationships with them.

The three cornerstones require a passionate belief and advocacy by everyone involved.

What really makes the Westpac operating model truly distinctive is the quality of our people and their passion for our company and our business.

In the Annual Report I shared a story about Horace Walker.

It was 1893 and the far north Queensland area was in the midst of a gold rush. Horace was working at our Croydon branch and a telegram arrived saying he was urgently needed at the Georgetown branch some 120 kilometres away.

“INSTRUCT WALKER PROCEED GEORGETOWN. IF NO COACH RUNNING, GET HORSE AND DO TRIP IN TWO DAYS”, the telegram from Brisbane read.

The Croydon manager responded:  “IMPOSSIBLE FOR ANYONE TO TRAVEL TO GEORGETOWN.  COUNTRY FLOODED, RIVERS ARE IN FULL FLOOD.  COBB AND CO ONLY ONE MAIL IN SIX WEEKS.”

The Brisbane inspector simply instructed: “IF WALKER WON’T GO, SEND SOMEONE WITH SOME PLUCK IN HIM”.

Not to be daunted, Horace headed off on horseback and later wrote:

“I had to swim five creeks and two rivers. As for road, there was none…Although it took Cobb and Co six weeks to do the trip with changes every 20 miles, I went through with one horse in under five days…for two days I had no food… (and) a nasty kick from my horse fractured my leg swimming the Gilbert River …yet I rode 60 miles after the accident.”

It is rare for our employees to suffer such privations these days, but I do believe much of Horace Walker’s dedication continues in their work.  And the remarkable thing is – we don’t have to demand it.

And it is this commitment and dedication by our people that truly differentiates Westpac from the rest and why I feel you should be confident about our future.

That is the Westpac model. Simple in concept … but not something that is easily copied.

It only works because each component fits together neatly and is woven into every element of our business; because it is built on the values of teamwork, integrity and achievement: because it has taken time to build and take root; and because we protect and invest in it with zeal.

In isolation, each component may not stand out as being much different to those of our competitors … but in aggregate it makes a way of doing business that is hard to match.

Our corporate DNA has at its heart an absolute determination to be the best bank - the best at helping people achieve their financial aspirations.

Our ethos is to embrace the realities of the market, adopt the highest standards for corporate behaviour and to passionately go after the competition. Month after month we set tough performance targets to stretch ourselves in these goals.

This is why we have great confidence in our strategy because we know that over the longer-term it is more about gaining the trust and confidence of our people and our customers than about being out there competing solely on product and price.

Ask Once

But most importantly, we’ve encouraged every one of our people to become passionate advocates for customers through our Ask Once promise.

When we introduced Ask Once in our Annual Report in 2002, it was a revolution for us and for the marketplace.  It still is, and no other bank is out there offering the same promise.

But what gives us the most confidence on our growth prospects is the progress we’ve made in our aspiration to deliver Ask Once 100% of the time.

Three years on, since we made what some thought was an impossible promise, and thanks to the passion of our people, only having to ask once is what our customers can expect.  We’re not fully there yet but we are well on the way in setting new standards in the marketplace.

Importantly, we’ve turned the talk into action through things like our Online Queue Management that allows our branch employees to promptly rectify problems; or Service Online, which helps our branch people attend to most customer requests immediately. This is what Ask Once is all about.

And we’ve set about creating a true sales and service culture within our business - modernizing the layout of our shops; introducing daily sales performance measurement and tightly managed performance incentives; and breaking down the barriers between consumer and business banking, institutional banking and our wealth management businesses.

But even more importantly we’ve listened to what our customers really want from us.  They didn’t hold back.  So we’ve reshaped our Personal Customer Charter around the voice of our customers and called it Our Ask Once Commitments, details of which are included in this year’s annual report.

These are our commitments and we want to be judged by them.  We’ll be asking our customers how we’re going and we’ll get independent external experts to review our performance each year.  And we will publish these results each year so everyone can judge for themselves how well we live up to our commitments.

Going forward

All of this gives us a distinctive approach that I believe will be genuinely self-sustaining and resilient. This is why I am excited about our organic growth prospects as we compete aggressively using our substantial scale and market position.

What gives me most confidence is the dedication of our 27,000 people. I say it every year and every year it seems the praise is more deserved: because it is through their dedication to our customers that we have delivered another outstanding result for shareholders. And I thank them.

If you share my confidence in our people you will share my belief in Westpac’s continued ability to convert this strategy into earnings growth and into returns for you, our shareholders.

Thank you.